Exhibit 99.1

Edgewise Therapeutics Reports Second Quarter 2022 Financial Results

– Announced positive 2-month interim results from the ARCH open label study of EDG-5506 in adults with Becker muscular dystrophy (BMD) –
– Initiated Phase 2 trial in BMD; Expect to start Phase 2 trial in Duchenne muscular dystrophy (DMD) in 2022 –
– Cash, cash equivalents and marketable securities of $248.4 million as of June 30, 2022 –

BOULDER, Colo.--(BUSINESS WIRE)--August 4, 2022--Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for the treatment of rare muscle disorders, today reported financial results for the second quarter of 2022 and recent business highlights.

“Edgewise has made significant progress in the first half of the year most notably with the continued positive EDG-5506 clinical results in individuals with BMD, a disorder for which there are no approved treatments,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “I’m excited EDG-5506 is now advancing into Phase 2 clinical trials, most recently in individuals with BMD and later this year in individuals with DMD, as we seek to help make a difference in the lives of individuals with rare muscle disorders.”

Recent Highlights

Announced Positive 2-Month Interim Results from the ARCH Open Label Study of EDG-5506 in Adults with BMD

The Company announced positive 2-month interim results from the ongoing ARCH study, an open label, single-center study assessing the safety, tolerability, impact on muscle damage biomarkers, and pharmacokinetics (PK) of EDG-5506 in adults with BMD. EDG-5506 is an orally administered small molecule myosin modulator designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies such as BMD and DMD. There are currently no approved treatments for BMD.

The twelve adults with BMD enrolled in the ARCH study, including all seven participants from the Phase 1b study, were administered daily 10 mg oral doses of EDG-5506 at night. EDG-5506 was well-tolerated with no discontinuations or dose reductions. The most common adverse events observed at the 10 mg dose were dizziness (17%) and somnolence (17%). These were generally transient and typically observed in the first few days of dosing. All patients have subsequently been dose escalated to 15 mg daily as per protocol.

The 2-month plasma PK data for the 10 mg once-daily dose of EDG-5506 showed exposure levels that were approximately 61% of what was observed in the Phase 1b study where BMD participants were dosed with 20 mg EDG-5506 once-daily for two weeks. The reduced exposure for BMD participants in the ARCH study is consistent with the lower dose of 10 mg and a shorter half-life of EDG-5506 in BMD patients, likely associated with a decreased overall muscle mass. Treatment with EDG-5506 led to a significant decrease in key biomarkers of muscle damage when assessed by laboratory assays. Importantly, creatine kinase (CK) and fast skeletal muscle troponin I (TNNI2) were reduced by an average of 30% and 68%, respectively, after 2 months.

CK and fast skeletal muscle troponin I were significantly decreased in BMD participants despite maintained or increased activity levels, as measured by a wearable pedometer. The Company believes the 2-month ARCH study data provide further support for the hypothesis that EDG-5506 meaningfully reduces damage from the excessive stress present in dystrophic muscle, thus potentially preserving muscle function and preventing disease progression in dystrophinopathies. Go to clinicaltrials.gov to learn more about this study (NCT05160415).

Enrolling CANYON Phase 2 Clinical Trial of EDG-5506 in Individuals with BMD

The Company is now enrolling the CANYON Phase 2 clinical trial evaluating EDG-5506 in individuals with BMD. CANYON will assess the effect of EDG-5506 over a 12-month period on safety, PK, biomarkers such as CK and fast skeletal muscle troponin I, fat fraction as measured by muscle MRI and functional measures in individuals with BMD aged 12 years and above. This placebo-controlled trial is anticipated to recruit approximately 66 individuals at up to 14 sites in the United States, United Kingdom and Netherlands. To learn more about this trial (NCT05291091), go to clinicaltrials.gov.

Advanced Preclinical Research Programs

The Company is advancing the EDG-002 program, which is focused on identifying cardiac muscle modulators with a novel mechanism of action, initially targeting inherited hypertrophic cardiomyopathy (HCM). Further, the team is exploring the potential of this novel mechanism across other cardiac disorders. Preliminary preclinical studies offer evidence that the EDG-002 program has the potential to yield molecules that could become a new standard of care for the treatment of HCM. We plan to initiate IND-enabling studies in 2022.

Strengthened Engagement with Muscular Dystrophy Scientific and Patient Communities

During the quarter, Edgewise’s leadership featured multiple presentations on EDG-5506 at the 2022 New Directions in Biology and Disease of Skeletal Muscle Conference and 2022 PPMD Annual Conference. The presentations are available on the Edgewise website at www.edgewisetx.com.

Second Quarter Financial Results

Cash, cash equivalents and marketable securities were $248.4 million as of June 30, 2022. The Company anticipates its cash resources on hand will be sufficient to support its planned growth and operations through the end of 2024.

Research and development (R&D) expenses were $12.4 million for the second quarter 2022, compared to $11.1 million for the immediately preceding quarter. The increase of $1.3 million was primarily driven by $0.8 million of higher expenses related to our EDG-5506 program such as clinical trial startup costs related to initiating Phase 2 trials and manufacturing costs to support current and future trials, an increase of $0.3 million related to increased drug discovery and preclinical development of the EDG-002 program and an increase of $0.2 million in employee-related costs to support the overall growth of the Company’s research and development efforts.

General and Administrative (G&A) expenses were $4.1 million for the second quarter 2022, compared to $3.7 million for the immediately preceding quarter. The increase of $0.4 million was primarily due to $0.3 million in increased professional and consulting and other administrative costs and $0.1 million in increased employee-related costs from increased headcount and stock-based compensation.

Net loss and net loss per share for the second quarter of 2022 was $16.1 million or $0.32 per share, compared to $14.7 million or $0.30 per share for the immediately preceding quarter.

About EDG-5506 for DMD and BMD

EDG-5506 is an orally administered small molecule designed to address muscle damage induced by mechanical stress in dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action designed to selectively limit the exaggerated muscle damage caused by the absence of functional dystrophin. EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy, but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development. In August 2021, the U.S. Food and Drug Administration granted Fast Track designation to EDG-5506 for the treatment of individuals with BMD.

The Company has completed a Phase 1 clinical trial of EDG-5506 designed to evaluate safety, tolerability, PK and PD of EDG-5506 in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). Go to clinicaltrials.gov to learn more about this clinical trial (NCT04585464). An open-label, single-center trial is assessing the long-term safety and PK of EDG-5506 in adults with BMD (NCT05160415). CANYON, a Phase 2 clinical trial evaluating EDG-5506 in individuals with BMD, is assessing the effect of EDG-5506 over a 12-month period on safety, PK, biomarkers such as CK, and functional measures in individuals with BMD aged 12 years and above (NCT05291091). We anticipate initiation of a Phase 2 trial in individuals with DMD in the second half of 2022.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506 and EDG-002; statements regarding Edgewise’s expectations relating to its preclinical studies and clinical trials; statements about the expected timing of Edgewise’s initiation of its preclinical studies and clinical trials including its Phase 2 clinical trial of EDG-5506 in DMD and IND-enabling studies for EDG-002; statements regarding Edgewise’s pipeline of product candidates and programs; statements regarding the sufficiency of the Company’s cash resources; and statements by Edgewise’s president and chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and the EDG-002 program; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended
	June 30, 2022	March 31, 2022
Operating expenses:
Research and development	$12,402	$11,124
General and administrative	4,089	3,702
Total operating expenses	16,491	14,826
Loss from operations	(16,491)	(14,826)
Interest income	424	166
Net loss	$(16,067)	$(14,660)
Net loss per share - basic and diluted	$(0.32)	$(0.30)
Weighted-average shares outstanding, basic and diluted	49,622,752	49,544,589

Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	June 30,	December, 31
	2022	2021
Assets
Cash, cash equivalents and marketable securities	$248,395	$280,789
Other assets	9,004	4,444
Total assets	$257,399	$285,233
Liabilities and stockholders' equity
Liabilities	11,044	10,850
Stockholders' equity	246,355	274,383
Total liabilities and stockholders' equity	$257,399	$285,233

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com